Exhibit 10(vi)(e)

2009 Long-Term Incentive Plan
Restricted Stock Unit Award
Subject to the terms and conditions set forth in this Certificate,
James M. Loree has been awarded 200,000 Restricted Stock Units as follows:
     Grant Date: March 15, 2010
     Vests: 50% on March 12, 2014 and 50% on March 12, 2015
Stanley Black & Decker, Inc.
As a member of the Stanley Black & Decker team, your skills and contributions are vital to our Company’s and its Shareholders continued success. This award of restricted stock units provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley Black & Decker the most successful company it can be.
On behalf of the Board of Directors, Congratulations.

John F. Lundgren
Chief Executive Officer Stanley Black & Decker, Inc.

RESTRICTED STOCK UNIT AWARD TERMS
1. Grant of Restricted Stock Units. This certifies that Stanley Black & Decker, Inc. (the “Company”) has on the Award Date specified in this Award Certificate granted to the Participant named above an award (the “Award”) of that number of Restricted Stock Units set forth in this Award Certificate, subject to certain restrictions and on the terms and conditions contained in this Award Certificate, the Employment Agreement between Participant and the Company dated November 2, 2009 (the “Employment Agreement”), and the 2009 Long Term Incentive Plan, as amended from time to time (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan or the Employment Agreement and this Award Certificate, the terms of the Plan and the Employment Agreement shall govern.
2. Dividend Equivalents. Amounts equal to the dividends and distributions paid on shares of the Company’s Common Stock, $2.50 par value per share (the “Common Stock”), shall be accrued for the benefit of the Participant to the same extent as if each Restricted Stock Unit then held by Participant was a share of Common Stock and shall vest and be distributed to the Participant in cash as the Restricted Stock Units vest.
3. Vesting. Subject to the terms and conditions of this Certificate, the Employment Agreement and the Plan, the Restricted Stock Units shall vest (i) in the amounts and on the dates specified on the first page of this certificate, provided the Participant remains continuously employed by the Company or an Affiliate until the applicable vesting date or, if earlier (ii) upon the occurrence of any of the events described in Section 3(c)(i) of the Employment Agreement .
4. Settlement of Restricted Stock Units. Upon vesting of Participant’s Restricted Stock Units, the Restricted Stock Units shall be cancelled and in exchange therefor the Company shall cause a number of shares of Common Stock equal to the number of the Restricted Stock Units then cancelled to be issued to the Participant in book-entry form. Any shares of Common Stock issued with respect to the Restricted Stock Units shall be fully registered and freely transferable.
5. Forfeiture Upon Termination of Employment. If, prior to vesting of the Restricted Stock Units pursuant to Section 3, Participant ceases to be continuously employed by either the Company or an Affiliate for any reason other than Retirement (as defined below), Disability (as defined below) or death, then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited and no shares of Common Stock shall be issued in respect thereof. Approved leaves of absence or employment transfers between the Company or an Affiliate (or vice versa) shall not be deemed terminations or interruptions of employment for vesting of the Restricted Stock Units.
6. Death and Disability. Upon Participant’s death or if Participant’s employment is terminated as a result of Participant’s Disability, the Restricted Stock Units shall become immediately vested in full. “Disability” has the meaning provided in Section 4(a) of the Employment Agreement.
7. Retirement. Upon Participant’s termination of employment with the Company and each of its Affiliates following the Participant’s Retirement, the Restricted Stock Units shall become immediately vested in full. “Retirement” means the Participant’s termination of employment with the Company and each of its Affiliates after attaining the age of 55 and completing 10 years of service.
8. Restriction on Transfer. Restricted Stock Units shall not be assignable, alienable, saleable, or transferable. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive shares of Common Stock with respect to the Restricted Stock Units upon the death of Participant.
9. Income Tax Matters.
     (a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.
     (b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s income tax withholding obligations arising from the vesting of the Restricted Stock Units by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the minimum statutorily required amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the minimum statutorily required amount of such taxes. Any shares already owned by Participant referred to in the preceding sentence must have been owned by Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or restricted stock.
10. Other. The Company shall not be required to issue any certificate or certificates for shares upon vesting of the Restricted Stock Units (i) if the Common Stock is not listed on any national securities exchange, (ii) prior to the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, and (iii) prior to the Company obtaining any consent or approval or other clearance from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable. Shares to be issued in respect of Restricted Stock Units will be issued only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities laws, and the Participant shall comply with any requirements imposed by the Committee under such laws. If the Participant qualifies as an “affiliate” (as that term is defined in Rule 144 (“Rule 144”) promulgated under the Act), upon demand by the Company, the Participant (or any person acting on his or her behalf) shall deliver to the Treasurer at the time of vesting of the Restricted Stock Units a written representation that he or she will acquire shares pursuant to the Plan for his or her own account, that he or she is not taking the shares with a view to distribution and that he or she will dispose of the shares only in compliance with Rule 144.
11. No right to employment. This Restricted Stock Unit Award does not confer on Participant any right with respect to the continuation of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time.
12. Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or this Restricted Stock Unit Award shall be binding, conclusive and final. The waiver by the Company of any provision of this Restricted Stock Unit Award shall not operate as or be construed to be a subsequent waiver of the same provision or of any other provision of the Award. The validity and construction of the Restricted Stock Unit Award shall be governed by the laws of the State of Connecticut. Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Restricted Stock Unit Award.
13. Binding Effect. The grant of this Award shall be binding and effective only if this Award Certificate is executed by or on behalf of the Company.
14. Capitalized Terms. All capitalized terms used in this certificate which are not defined in this certificate shall have the meanings given them in the Plan unless the context clearly requires otherwise.